EXECUTIVE EMPLOYMENT AGREEMENT

         AGREEMENT dated as of October , 2000, between CARTER-WALLACE, INC., a Delaware corporation (the "Company"), as the employer, and T. ROSIE ALBRIGHT (the "Executive"), as the employee.

                              W I T N E S S E T H:

         WHEREAS, the Executive is currently employed as President of the Carter Products Division and Vice-President, Consumer Products, U.S. of the Company pursuant to an Agreement dated as of September 11, 1996 between the Executive and the Company (the "Original Agreement");

         WHEREAS, the period of employment under the Original Agreement terminates on December 3, 2000; and

         WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual covenants herein, the Company and the Executive agree as follows:

         1. Period of Employment. The Company shall employ the Executive under the terms of this Agreement for a period commencing December 4, 2000 and terminating December 3, 2003.

         2. Compensation. The Executive shall be paid a base salary of not less than $477,400 per year, payable in equal semi-monthly installments. In addition, the Executive shall be entitled to an annual bonus pursuant to the Company's Profit Sharing Plan as applicable to the Carter Products Division and to participate in any retirement, pension, medical, dental, disability and group


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life insurance plan or program, stock option or restricted or deferred stock plan or other fringe benefit plan of the Company, now in existence or hereafter adopted, in which other officers of the Company participate, in accordance with the terms of any such plan, benefit or program.

         3. Reimbursement for Expenses. The Company shall reimburse the Executive in a manner consistent with the policies of the Company for all reasonable expenses of the Company incurred or paid by the Executive in the discharge of her duties hereunder.

         4. Duties and Titles of Executive. The Executive shall have such titles and shall perform such duties in an executive capacity as may be assigned to her from time to time by the Board of Directors of the Company. Initially, the Executive shall have the title of President of the Carter Products Division and Vice-President, Consumer Products, U.S., Carter-Wallace, Inc. and shall have the powers and duties that are normally exercised by and ordinarily pertain to said positions.

         The Executive's principal office shall be located at the Company's facilities located at Cranbury, New Jersey.

         5. Acceptance by Executive. The Executive accepts the aforementioned employment at the compensation specified above. During the term of this Agreement, the Executive shall devote her best efforts to the service of the Company and to the performance of the duties specified above competently, carefully and faithfully. The Executive shall be permitted to take vacation in each year of her employment in conformance with Company vacation policy, the terms of which as applied to the Executive shall be no less favorable than the terms of such policy as in effect on the date hereof.

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         6. Covenant Not to Compete. Except with the prior written consent of the Company authorized by a resolution adopted by the Board of Directors of the Company, during the period of employment hereunder and for a period of one year after the termination of such employment for any reason, the Executive will not, and will not permit any corporation, partnership or other business entity in which the Executive has a financial interest, to engage directly or indirectly in any business that is competitive with the business of the Company; provided, however, that the ownership by the Executive of not more than one percent of the capital stock of any other corporation or a one percent interest in any partnership or other business entity shall not be deemed to be a violation of this Section 6.

         7. Secrecy. The Executive recognizes and acknowledges that the information (such as, but not limited to, financial information), trade secrets, formulae, manufacturing methods, technical data, know-how and secret processes of the Company as acquired and used by the Company are special, valuable and unique assets of the Company. The Executive will not, during the term of her employment or at any time thereafter, disclose any such information, trade secrets, formulae, manufacturing methods, technical data, know-how and secret processes to any person, firm, corporation, association or any other entity for any reason or purpose whatsoever without the prior written consent of the Board of Directors of the Company, unless such information shall have previously become public knowledge.

         8. Termination. The employment of the Executive by the Company may be terminated at any time prior to December 3, 2003 as follows:

         (i) The Company may terminate the employment of the Executive if the conduct of the Executive shall, in the opinion of the Company, constitute just cause for immediate dismissal. As used herein, the term "just cause" shall mean conduct justifying

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immediate dismissal, consisting of theft, conviction of a felony, insubordination, gross neglect of duty, breach of any covenant contained in Sections 6 or 7 hereof, habitual drunkenness, or excessive absenteeism not related to illness.

         (ii) The Company may terminate the employment of the Executive if it shall determine that the Executive has become incapacitated or disabled to such an extent that she is incapable of performing the duties and services required to be performed hereunder for a period or periods aggregating in excess of six months in any twelve month period.

         (a) The employment of the Executive shall terminate if the Executive shall die before December 3, 2003.

         (b) If the Executive's employment is terminated under clause (i) of
Section 8(a) or if the employee voluntarily leaves the employment of the Company before December 3, 2003, the Company shall have no further obligations to the Executive hereunder except the Company shall pay to the Executive the full compensation due to the Executive and not theretofore paid for base salary up to the date of such termination.

         (c) If the Executive's employment is terminated pursuant to clause (ii) of Section 8(a), the Company shall (i) pay to the Executive the full compensation due to the Executive and not theretofore paid for base salary up to the date of such termination and, as soon as practicable following the end of the fiscal year in which termination of Executive's employment occurs, a pro-rated bonus reflecting the number of months (treating any partial month as a full month for this purpose) in such fiscal year during which the Executive was employed; and (ii) shall make, or cause to be made, to the Executive all payments due to the Executive under the Company's Long-Term Disability Income Plan.

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         (d) If the Executive's employment is terminated pursuant to clause (ii)
of Section 8(a) and the Executive shall subsequently die or if the Executive's employment is terminated pursuant to Section 8(b), the Company shall (i) pay to the Executive's estate the full compensation due to the Executive and not theretofore paid for base salary up to the date of such termination and, unless previously paid, as soon as practicable following the end of the fiscal year in which termination of Executive's employment occurs, the pro-rated bonus due pursuant to Section 8(d); (ii) pay in the manner directed by the Executive's will the total amount of all deferred compensation payable to the Executive and not theretofore paid; (iii) use its best efforts to cause all insurance proceeds to which the Executive's designated beneficiary or beneficiaries are entitled under all Company-sponsored insurance plans covering the Executive to be paid to such beneficiary or beneficiaries; and (iv) cause the Executive's contributions to the Company's retirement plan to be paid as directed by the Executive's will.

         (e) If, at any time, the Company terminates the Executive's employment without cause, the Executive shall not have any right to participate in the stock option and restricted or deferred stock award plans of the Company, but the Executive's participation in and coverage under other Company plans and programs, including medical, dental, disability and group life insurance plans and programs, shall continue for the term of this Agreement and thereafter in accordance with the terms of said plans and programs and Executive shall be entitled to whatever other rights she has against the Company at law or in equity.

         9. Change in Control. The Company and the Executive agree that the provisions of the letter agreement dated September 14, 1998, as amended January 27, 2000, between the Company and the Executive (the "Change in Control Agreement") shall supersede the provisions of this Agreement during the Employment Period (as defined in the Change in

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Control Agreement) in the event that a Change in Control (as defined in the
Change in Control Agreement) shall occur during the period of employment set forth in Section 1 hereof. The Company and the Executive further agree that from and after December 4, 2000 this Agreement shall be deemed to be the Existing Agreement as that term is used in Section 8 of the Change in Control Agreement and the reference to December 3, 2000 in Section 8 of the Change in Control Agreement shall be amended to refer to December 3, 2003.

         10. Remedies. In the event of a breach or threatened breach by the Executive of the provisions of Section 6 or Section 7 of this Agreement, the Company shall be entitled to seek an injunction restraining the Executive from violating either of said provisions. If the Executive shall breach or threaten to breach any of the provisions of Section 6 or Section 7 of this Agreement, nothing herein shall be construed as preventing the Company from withholding any payment or payments required to be made hereunder to the Executive or from seeking any other remedy for any such breach or threatened breach by the Executive, including the recovery of damages from the Executive.

         11. Notices. All communications hereunder shall be in writing and delivered or mailed by registered mail to the Company at 1345 Avenue of the Americas, New York, New York 10105, Attention: Henry H. Hoyt, Jr., Chairman of the Board, and to the Executive at 85 Mayapple Road, Stamford, CT. 06903, unless another address has been given to the other party hereto in writing.

         12. Interpretation. No provision of the Agreement may be altered or waived except in writing and executed by the other party hereto. This Agreement and the Change in Control Agreement constitute the entire contract between the parties hereto and, from and after December 4, 2000, supersede all prior agreements, written or oral, relating to the employment of

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the Executive. No party shall be bound in any manner by any warranty, representation or guarantee, except as specifically set forth in this Agreement. This Agreement shall be interpreted under the laws of the State of New York.

         13. Renewal and Amendments. This Agreement may be renewed, extended, altered or amended at any time by mutual written agreement signed by both parties. If no Change in Control (as defined herein) has occurred during the period of employment set forth in Section 1 hereof and this Agreement is not renewed or extended for an additional term of at least three years at the expiration of such period of employment, unless such decision not to renew is based on conduct of the Executive that, in the opinion of the Company, constitutes just cause (as defined in Section 8(a)(i) hereof), the Executive's age and number of years of benefit service shall be increased by one for all benefit plans and programs for which age and/or years of service are a factor in determining the level of benefits.

         14. This Agreement shall be binding upon the Company and its successors.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                            CARTER-WALLACE, INC.

                                            By _______________________________
                                               Chairman of the Board


                                               _______________________________
                                               T. Rosie Albright



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